Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Heartland Media Acquisition Corp. (the “Company”) on Form S-1 of our report dated March 24, 2021,  except for the second paragraph of Note 9 as to which the date is November 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern,  with respect to our audit of the financial statements of Heartland Media Acquisition Corp. as of March 4, 2021 and for the period from February 10, 2021 (inception) through March 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum llp
New York, NY
November 24, 2021